Exhibit (10) AA3.

January 9, 2006

Mr. Daniel T. Meek
(address intentionally omitted)

Dear Dan:

By way of letter agreements dated July 31, 1998 (the “1998 Agreement”) and June 25, 2001 (the “2001 Agreement”), Eastman Kodak Company (“Kodak”) and you agreed to certain terms regarding your employment. The purpose of this letter (the “2005 Agreement”), which will become an agreement once both you and Kodak sign it, is to supplement the 1998 and 2001 Agreements as set forth herein. The 2005 Agreement supersedes the 1998 and 2001 Agreements to the extent inconsistent therewith.

1.     Base Salary and Wage Grade

Effective July 19, 2005, your base salary will be at the rate of $500,000 per year and your wage grade will be 64.

2.     Long-Term Incentive and Retention Plan

A.	In General. Subject to the terms of this Section 2, you will be eligible to participate in a long-term incentive and retention plan (the “Plan”) based on the development and execution of significant direct controllable cost reductions associated with the restructuring of Global Manufacturing & Logistics (“GM&L”) during the three-year period commencing January 1, 2005 and ending December 31, 2007. The purpose of this Plan is to incent you to achieve certain long-term pre-established goals with respect to GM&L during these three years and to remain in your current role through December 2007. The Plan will be performance-based and, therefore, any payment under the Plan will be contingent upon satisfaction of the Plan’s performance goals.

B.	Target Awards and Performance Goals. The target awards and performance goals are described in the materials presented at the July 19, 2005 meeting of the Executive Compensation and Development Committee of the Board of Directors (the “Compensation Committee”). The Oversight Committee (as defined in Subsection (G) below), in its sole discretion, will determine which costs are direct controllable costs, the amount of reduction with respect to such costs, and the amount of the award with respect to reduction amounts that fall between the amounts presented to the Compensation Committee.

C.	Continued Employment. Except as provided in Subsection (D) below, in order to receive an award under the Plan, it will be necessary for you to remain continuously employed by Kodak through the Retention Date (as defined in Section 3(C)(ii) below). If, prior to such date, your employment terminates for any reason, other than as set forth in Subsection (D) below, you will forfeit in entirety any award under the Plan.

Mr. Daniel T. Meek
January 9, 2006

D.	Termination of Employment. Notwithstanding Subsection (C) above to the contrary, if, prior to the Retention Date (as defined in Section 3(C)(ii) below), you die or terminate employment as a result of a Disability (as defined in Section 3(D)), you will receive a pro-rated award under the Plan. The amount of the pro- rated award will be determined from the award you would have otherwise received had you remained employed through the Retention Date (as defined in Section 3(C)(ii) below) and be based on the savings generated as of the date you die or terminate employment as a result of a Disability and the savings generated over the 12 months immediately following such date resulting from the direct controllable cost reduction actions taken as of such date. If Kodak terminates your employment without Cause (as defined in Section 3(C)) or you terminate employment for Good Reason (as defined in this Subsection (D)), you will receive the maximum award available under the Plan. For purposes of this letter, the term “Good Reason” shall mean, without your consent:

	i.	Any action by Kodak or its employees which results in a material diminution in your position, authority, duties, or responsibilities (other than any diminution contemplated under Section 2), excluding any action which is remedied by Kodak within fifteen (15) days after receipt of written notice given by you specifying the nature of the material diminution of your position, authority, duties or responsibilities;

	ii.	Kodak requiring you to relocate to a principal place of employment outside of the continental United States; or

	iii.	Any failure by Kodak to comply with any of the provisions in this agreement other than a failure which is remedied by Kodak with ten (10) days after receipt of written notice given by you specifying the nature of the failure.

E.	Payment. By February 15, 2008, or as soon thereafter as is administratively practicable, the Oversight Committee (as defined in Subsection (G) below) will determine the amount of the award, if any, you have earned under the Plan. The award will be paid in a single, lump-sum payment in shares of Kodak common stock on or before March 15, 2008.

F.	Benefits Bearing. In no event will any award under the Plan be “benefits bearing.” In other words, the amount will not be taken into account, or considered for any reason, for purposes of determining any company provided benefits or compensation to which you become eligible, including, by way of illustration and not by way of limitation, any pension or other retirement benefit.

G.	Administration. The award will be administered by a committee consisting of the Kodak employees with the following titles: Chief Executive Officer, Director of Human Resources, and Director of Corporate Finance, Planning and Analysis (the “Oversight Committee”), with the Director of Worldwide Compensation as secretary, in accordance with the terms of this letter agreement. The Oversight Committee will have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms and all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Oversight Committee will have the exclusive right to: interpret the Plan, decide all questions concerning eligibility for and the amount of awards payable under the Plan, construe any ambiguous provision of the Plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the Plan. The Oversight Committee will have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan and its determination of eligibility for awards under the Plan. It is the intent of the Plan, as well as both parties hereto, that the decisions of the Oversight Committee and its actions with respect to the Plan will be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious; provided, however, that while you are employed by Kodak you can, within 10 days of the Oversight Committee’s decision with respect to actual performance against the Plan’s performance goals, request that the Committee reconsider such decision, which the Committee must do in good faith within 30 days of such request.

Mr. Daniel T. Meek
January 9, 2006

3.     Severance Benefits

A.	In General. If, on or before the Retention Date (as defined in Subsection (C)(ii) below), Kodak terminates your employment for reasons other than “Cause” (as defined in Subsection (D) below), your employment terminates because of a “Disability” (as defined in Subsection (E) below), or Kodak is unable to offer you a reasonably comparable position commensurate with your experience and background, Kodak will provide you with the following severance benefits, subject to your satisfaction of the terms of this Section 3:

	i.	Severance Allowance. Kodak will pay you a severance allowance equal to two (2) times your then-current annual total target compensation (base salary plus target award under the Executive Compensation for Excellence and Leadership plan (“EXCEL”)) This amount will be paid in equal monthly installments over the twelve-month period commencing on the six-month anniversary of your last day of work. Kodak will withhold from the severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld. This severance allowance will be paid to you in lieu of any other severance benefit, payment or allowance for which you would otherwise be eligible, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto. To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the benefits payable to you under this section shall be reduced by (a) the amount of such severance benefit, and (b) any enhancement to such severance benefit by reason of the 1998 Agreement. In no event will any of this severance allowance be “benefits bearing,” as defined in Section 2(F) above. Kodak will withhold from this severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.

	ii.	Continuation of Existing Health, Dental and Basic Life Insurance Coverages. Your elections under the Kodak Medical Assistance Plan (“Kmed”) and the Kodak Dental Assistance Plan (“Kdent”) and for Basic Coverage under the Kodak Life Insurance Plus Plan at the time you terminate employment will be continued, and fully paid by Kodak, until the last day of the fourth month immediately following the month of your termination from employment; provided, however, that you will receive the benefits described in this Subsection 3(A)(ii) only if, at the time you terminate, Kodak-paid continuation of benefits under these plans is provided to similarly situated employees who become eligible for benefits under TAP.

	iii.	Outplacement Services. You will receive outplacement services similar to, and subject to the same terms and conditions as, such services, if any, provided under TAP to similarly situated employees at the time of your termination of employment.

	iv.	Financial Counseling Services. You will receive executive financial counseling services similar to, and subject to the same terms and conditions as, such services, if any, provided by Kodak to similarly situated employees at the time of your termination of employment; provided, however, that such services will end on the earlier of (a) the date provided in any applicable governing documents with respect to these services, or (b) March 15 of the year immediately following the year in which you terminate employment.

C.	Additional Conditions. In order to receive the severance allowance and other benefits described in this Section 3, you must satisfy the following conditions in addition to any others set forth in this Section.

	i.	Agreement, Waiver and Release. You must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Senior Vice President and Director, Human Resources, of Kodak. In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement or the Agreement, Waiver and Release, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further severance allowance payments will be made to your pursuant to this section and you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this section.

	ii.	Continued Employment. You must remain continuously employed by Kodak until the Retention Date. If, prior to the Retention Date, your employment terminates for any reason, other than as set forth in the next sentence, you will forfeit in entirety any benefits provided under this Section 3. Notwithstanding the immediately preceding sentence to the contrary, if, prior to the Retention Date (as defined in the next sentence), you terminate employment as a result of a Disability (as defined in Subsection (E) below), you terminate employment for Good Reason (as defined in Section 2(D)), or Kodak terminates your employment without Cause (as defined in Subsection (D) below), you will still receive the benefits described in this Section 3. For purposes of this letter, “Retention Date” shall mean a date determined by the Administrator (as defined in Subsection (F) below), which shall not be later than March 31, 2008.

Mr. Daniel T. Meek
January 9, 2006

D.	Cause. For purposes of this letter, “Cause” shall mean:

	i.	your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

	ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

	iii.	your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak’s business; provided, however, that for the purposes of determining whether conduct constitutes willful violation, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak;; or

	iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

	v.	any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

	vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

	vii.	any willful misrepresentation of a material fact to, or willful concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; provided, however, that for the purposes of determining whether conduct constitutes willful misrepresentation or concealment, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak; or

	viii.	your breach of Kodak’s Business Conduct Guide, the Eastman Kodak Company Employee’s Agreement or similar guide or agreement of a prior employer.

Mr. Daniel T. Meek
January 9, 2006

E.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

F.	Administration. The benefit described in this Section 3 will be administered by the Kodak employee with the title Director of Human Resources (“Administrator”), who will have the same authority with respect to the benefits provided in this Section 3 as the Oversight Committee has with respect to the benefits provided in Section 2, as described in Section 2(G) above; provided, however, that the Kodak employee with the title Chief Executive Officer will have the exclusive right to determine whether Kodak has offered you a reasonably comparable position for purposes of this Section 3.

4.     Pension Benefits

A.	In General. Subject to the terms of this Section 4, Kodak agrees to calculate your retirement and survivor benefits under the Kodak Retirement Income Plan (“KRIP”), Kodak Unfunded Retirement Income Plan (KURIP”) and Kodak Excess Retirement Income Plan (“KERIP”) by adding 3 years to your age, and crediting you with an additional 3 years of service for purposes of determining your Accrued and Total Service (as those terms are defined in KRIP). This enhancement is in addition to the deemed service described in Section 10 of the 1998 Agreement. The benefits payable as a result of this enhancement will be offset by the benefits payable to you under KRIP, KURIP, KERIP and Section 10 of the 1998 Agreement. The amount of the offset shall be determined by the Administrator (as defined in Subsection (E) below), using whatever assumptions he or she deems reasonable, in his or her sole discretion. In no event will any benefits paid under this Section 4 be “benefits bearing,” as defined in Section 2(F) above.

B.	Continued Employment. Except as provided in Subsection (C) below, in order to receive the benefits described in this Section 4, it will be necessary for you to remain continuously employed by Kodak through the Retention Date (as defined in Section 3(C)(ii) above). If, prior to such date, your employment terminates for any reason, other than as set forth in Subsection (C) below, you will not be entitled to the benefits described in this Section 4.

C.	Termination of Employment. Notwithstanding Subsection (B) above to the contrary, if, prior to the Retention Date (as defined in Section 3(C)(ii)), (i) you die, (ii) terminate employment as a result of a Disability (as defined in Section 3(D)), (iii) terminate employment for Good Reason (as defined in Section 2(D)), or (iv) Kodak terminates your employment without Cause (as defined in Section 3(C)), you will still receive the benefits described in this Section 4.

D.	Payment. The amount of the benefits, if any, payable to you pursuant to this Section 4 will: (i) be paid in the form of a lump sum payment within 60 days after your termination of employment; (ii) be paid out of Kodak’s general assets, not under KRIP; (iii) not be funded in any manner; and (iv) be included in your gross income as ordinary income, subject to all income, payroll and employment tax withholdings required to be made under all applicable federal, state and local law or regulation.

E.	Administration. The benefit described in this Section 4 will be administered by the Kodak employee with the title Director of Human Resources (“Administrator”), who will have the same authority with respect to the benefits provided in this Section 4 as the Oversight Committee has with respect to the benefits provided in Section 2, as described in Section 2(G) above.

Mr. Daniel T. Meek
January 9, 2006

5.     Miscellaneous

A.	Confidentiality. You agree to keep the content and existence of this letter agreement confidential except that you may review it with your supervisor, attorney, financial advisor, and/or with me or my designee. Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

B.	Tax Liability. By signing this letter agreement you agree that the Company has not provided you with advice regarding the tax treatment of any of the benefits or payments provided hereunder. You hereby acknowledge that Kodak will not report any such amounts as taxable (or make any related withholding of tax) under Section 409A of the Internal Revenue Code of 1986, as amended, or administrative guidance thereunder, and you agree to indemnify and hold the Company harmless for any liability associated with such reporting and withholding treatment.

C.	Section 409A of the Internal Revenue Code. The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this agreement for purposes of compliance if, in it’s sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the agreement. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak’s rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

Mr. Daniel T. Meek
January 9, 2006

D.	Unenforceability. If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

E.	Headings. The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

F.	Applicable Law. This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of law. Disputes arising under this letter agreement shall be adjudicated within the exclusive jurisdiction of a state or federal court located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States Federal District Court located in Monroe County, New York.

G.	Amendment. Except as provided in Subsection (C), this letter agreement may not be changed, modified, or amended, other than in a writing signed by both you and Kodak which expressly acknowledges that it is changing, modifying or amending this letter agreement.

H.	Forfeiture. In the event that you violate any provision of this letter agreement, in addition to, and not in lieu of, any other remedies that Kodak may pursue against you, no further severance benefits will be made to you hereunder and you agree to immediately repay all severance benefits previously paid to you pursuant to this letter agreement. In such event all other provisions of this letter agreement will remain in full force and effect as though the breach had not occurred.

I.	Plan Documents Control. To extent that the terms of this letter agreement relate to a compensation or benefit plan (including, without limitation, Kmed, EXCEL, stock options, Leadership Stock, restricted stock and restricted stock units), such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

Your signature below means that:

1.	You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.	This letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have had with the Company concerning the matters discussed herein.

Mr. Daniel T. Meek
January 9, 2006

 If you find the foregoing acceptable, please sign your name on the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

Very truly yours,

Robert L. Berman

I accept the terms and conditions of this letter agreement.

Signed:		Dated:
Daniel T. Meek